EXHIBIT 99.1

                                  NEWS RELEASE


                         SYKES ENTERPRISES, INCORPORATED
                        AGREES TO PURCHASE DIAGSOFT, INC.

          Advanced Technology Acquisition Will Boost Sykes' Ability to
             Provide Computer Support Over Phone or Through Internet


   TAMPA, FL -- September 3, 1996 (NASDAQ:SYKE) -- Sykes Enterprises, Incorporated (SEi), a diverse information technology company providing a variety of computer-related outsourcing services, announced today that it has purchased DiagSoft, Inc., of Scotts Valley, California, in exchange for 675,000 shares of SEi common stock. SEi intends to account for the acquisition as a pooling of interest, which will accrete to SEi shareholders in 1996.

   DiagSoft was founded in 1987 and currently distributes products throughout much of Europe, Australia, Canada, Africa, the Far East and the United States. These products are marketed worldwide through multiple channels, including distributors, dealers, VAR's systems integrators and OEMs. Today, DiagSoft products address the needs of users in every major operating system, including PC-DOS, MS-DOS, Windows 3.1, Windows 95, IBM OS/2 Warp and Apple Macintosh MAC/OS.

   "Combining DiagSoft's state-of-the-art technology with SEi's advanced systems, custom-built high-tech facilities and expert customer support technicians, we believe will result in a support capability unparalleled in the computer industry today," said John H. Sykes, SEi's president and CEO.

   "It will enable us to provide support more effectively and on a lower cost basis to current markets, and to enter many markets where we currently do not provide service," Sykes said. "The result will almost certainly be a significant cost savings to SEi's customers -- computer manufacturers and software publishers -- through our ability to reduce the number of returned products, as well as provide a quantum leap in the level of support we can provide to the computer end-user."

   According to Jon Gordon, president of DiagSoft, "DiagSoft is a provider of diagnostic tools used by on-site computer support personnel and end users. DiagSoft has also always been a major player in quality control and testing at the manufacturing level."

   "Now, working within the SEi support system, our products can bring a whole new level of on-line and Internet support to the business computer user. Most exciting, we can now for the first time be in a position to provide computer support in a multi-vendor environment directly to millions of home computer users -- the largest marketplace in the world for our combined services."

   SEi, a diverse information technology company, with more than 2,500 employees, provides a variety of computer-related outsourcing services to Fortune 500 firms. SEi's business includes third party hardware and software technical support, help desk services, systems consulting, documentation development and foreign language localization. More information about SEi can be accessed on the company's home page on the World Wide Web at www.sykes.com.



                                                       Contact:  Marcia Quinn
                                                                 813/274-1000